Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rapid Micro Biosystems, Inc. of our report dated March 22, 2021, except for the effects of the revision discussed in Note 1, as to which the date is May 6, 2021, and except for the effects of the reverse stock split discussed in Note 18, as to which the date is July 12, 2021, relating to the financial statements, which appears in Rapid Micro Biosystems, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257431) of Rapid Micro Biosystems, Inc.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

July 16, 2021